EXHIBIT 10(d)

AGREEMENT

AGREEMENT dated as of November 20, 1995 between Anthony Industries, Inc. (the “Company”) and B. I. Forester (“Forester”). Forester has been President and/or Chief Executive Officer of the Company for over 25 years and presently serves the Company as Chairman of the Board and Chief Executive Officer. The Company and Forester desire to provide for Forester’s retirement as an employee of the Company and his continued service to the Company as a consultant, all as of January 1, 1996 (the “Effective Date”). Forester is currently employed pursuant to an amended and restated Employment Agreement dated as of December 31, 1991 and as amended on October 20, 1994 (the “1991 Amended Agreement”). Accordingly, provided that the Employment Period (as defined in the 1991 Amended Agreement) shall not have been terminated prior to January 1, 1996 by reason of Forester’s death or pursuant to Section 5(a) thereof, the Company and Forester hereby amend and restate the 1991 Amended Agreement, effective as of the Effective Date, to read in its entirety as follows (the “1995 Agreement”).

1. (a) The Company hereby engages Forester, for the period (hereinafter referred to as the “Consulting Period”) commencing on the Effective Date and terminating on December 31, 1998 or Forester’s earlier death, as a consultant to the Company on such matters as the Chief Executive Officer of the Company may from time to time request, provided such matters are consistent with Forester’s former activities at the Company. Forester shall not be required to devote more than fifty hours to such consultancy in any calendar month during the Consulting Period.

(b) The Company shall pay to Forester, bi-weekly during the Consulting Period, consulting fees at an annual rate of $200,000. During the Consulting Period: (i) Forester shall be entitled to receive group medical, hospital, dental, life and long-term disability insurance substantially the same as that provided to him immediately prior to the Effective Date and be eligible for reimbursement under the Company’s Officers’ or Directors’ Medical Expense Reimbursement Plans, and (ii) the Company shall continue the Commonwealth Life Insurance Company policy in the amount of $250,000 insuring Forester’s life and payable to the beneficiary designated by Forester (“Commonwealth”). The existing insurance agreement relating to a split-dollar life insurance policy insuring Forester’s life shall continue in effect in accordance with its terms. With respect to Commonwealth, the Company shall pay all premiums required to obtain a fully paid up policy prior to expiration of the Consulting Period. During the Consulting Period, Forester shall continue to receive the perquisites provided to him prior to the Effective Date (all material perquisites having been acknowledged by Forester and the Company in writing), shall be provided an office and secretarial assistance as required and shall be reimbursed for business expenses reasonably incurred by him for the benefit of the Company.

2. (a) Forester hereby waives all rights to receive, and agrees to forego the payment of, any incentive compensation under the Company’s Executive Officers’ Incentive Compensation Plan (the “Plan”) with respect to 1995. In lieu of the foregoing incentive compensation, the Company shall pay to Forester the amount of $431,200 (the “Target Payment”) pursuant to the terms of this 1995 Agreement, subject to the following adjustments:

(i)	If Incentive Compensation Income (as defined below) for 1995 (the “1995 ICI”) is less than $27,984,000 (the “Target ICI”) but not less than $25,507,000, then Forester shall be entitled to receive an amount equal to the Target Payment reduced by $4.74 for each $100 by which the 1995 ICI is less than the Target ICI. For purposes of this 1995 Agreement, Incentive Compensation Income means the consolidated net income of the Company as shown in the annual report but before (1) extraordinary items (as that term is used in generally accepted accounting principles), (2) incentive compensation awarded under the Plan and (3) provision for state and federal income taxes.

(ii)	If the 1995 ICI is less than $25,507,000 but not less than $18,421,000, then Forester shall be entitled to receive an amount equal to the Target Payment reduced by (y) the amount of $117,410, plus (z) $4.43 for each $100 by which the 1995 ICI was less than $25,507,000.

(b) The definitive amount that Forester is entitled to receive under this Section 2 is hereafter referred to as the “Final Payment” and is payable in its entirety on March 15, 1996.

(c) Forester’s right to receive payment of the Final Payment is hereby vested and subject to no forfeiture contingency.

(d) Forester hereby waives all right to receive, and agrees to forego all presently unpaid installments of, awards under the Plan with respect to prior years. In lieu of such unpaid installments, the Company shall pay to Forester, pursuant to the terms of this 1995 Agreement, the amount of $432,268, such amount to be paid to Forester in installments of $259,360 on March 15, 1996 and $172,908 on March 15, 1997. The foregoing payments are hereby vested and subject to no forfeiture contingency.

3. (a) Upon Forester’s death, whether during the Consulting Period or thereafter, the Company shall pay $50,000 per year, for a period of ten years, as follows:

(i)	$25,000 per year to Eunice Forester, or if she is not living at the time any such payment is due, such payment shall be made in equal shares to Donald A. Forester and Kenneth C. Forester or, if Donald or Kenneth is not then living, his share shall be paid to his then living issue per stripes or, if none, to the survivor of Donald and Kenneth; and

(ii)	$25,000 per year to Forester’s beneficiaries to be designated from time to time by a notice from him in writing to the Secretary of the Company; the first such payments to be made within thirty days after Forester’s death and subsequent payments to be made on the nine succeeding anniversaries of the date of his death.

(b) The obligations of the Company set forth in this Section 3 shall survive the expiration or termination of the other provisions of this 1995 Agreement. Those obligations set forth in Section 3(a)(i) hereof may not be modified without the written consent of Eunice Forester, and those set forth in Section 3(a)(ii) hereof are subject to Section 14 hereof.

4. The Company will provide Forester with a “supplemental employee retirement plan” (herein “SERP”) as follows:

(a) Commencing on January 1, 1997 and continuing monthly thereafter during Forester’s lifetime, the Company shall pay to Forester an amount equal to (i) 4.6% of Average Accounting Base Compensation (as defined herein), reduced by (ii) the monthly amount received by Forester under the Pension Plan of Anthony Industries, Inc. (the “Pension Plan”). At Forester’s death, the Company shall pay to Forester’s widow a monthly benefit in an amount equal to (i) 4.6% of Average Accounting Base Compensation reduced by (ii) any monthly amount received by Forester’s widow under the Pension Plan, commencing on the first day of the month following the month in which Forester dies and ending on the earlier of (x) the date of Forester’s widow’s death or (y) the completion of a five-year period. For purposes of this SERP, Average Accounting Base Compensation shall mean the average of the highest three calendar years of Accounting Base Compensation during Forester’s employment with the Company, and Accounting Base Compensation for a calendar year shall mean the sum of Forester’s Basic Compensation (as defined in the 1991 Amended Agreement) and incentive compensation awarded in respect of such calendar year. The Company shall promptly deliver to Forester, or Forester’s widow, as the case may be, a copy of the schedule of payments required to be made by this provision and which is to be furnished to the Trustee pursuant to Section 2.1 of the Trust.

(b) If the Company or the Trustee fails to make any payment to Forester or Forester’s widow (hereinafter referred to as “The Foresters”) provided for in Section 4(a) hereof when due and such failure continues until the 30th day after demand by The Foresters therefor, The Foresters shall have the right to declare a breach at any time thereafter (the “Date of Breach”) and require the Company to pay to Forester or his widow, as the case may be, within seven days after the Date of Breach, in lieu of all payments otherwise due under Section 4(a) hereof, an amount equal to the Lump Sum Equivalent (as defined herein). The Lump Sum Equivalent shall mean an amount equal to the actuarial present value of all remaining payments computed using a 7.5% discount rate and the average of male and female mortality factors in the 1983 GAM table. For illustrative purposes, such factor for a 65 year old male with a 46 year old spouse is 129.872.

(c) Simultaneously with the execution and delivery of this 1995 Agreement, the Company is funding this SERP by promptly establishing a “rabbi trust” (the “Trust”) with Wells Fargo Bank as trustee (Wells Fargo Bank or its successor, as provided in the

Trust, is hereinafter referred to as the “Trustee”) in the form attached hereto as Exhibit A, and is depositing into the Trust cash in an amount equal to the Accumulated Benefits Obligation (“ABO”) of the Company to Forester and Forester’s widow under this SERP calculated as of December 31, 1995. The ABO has been calculated in accordance with SFAS 87 (i) using a discount rate of 7.75% and (ii) in respect to the next to the last sentence of Section 4(a) hereof, including in the calculation the Target Payment as defined in Section 2(a) hereof. Simultaneously with the deposit of such funds into the Trust, the Company is delivering to Forester a certificate, in form and substance reasonably satisfactory to Forester, of TPF&C or another nationally recognized actuarial firm (hereinafter “Actuary”) certifying that the amount deposited is not less than the Company’s ABO as of December 31, 1995 with respect to the required payments to Forester and Forester’s widow under this SERP calculated on the basis of the discount rate and Target Payment set forth, or referred to, in this Section 4(c).

(d) Within 30 days after releasing the audited net income of the Company for the year 1995 over the wire service, the Company shall deliver to Forester a supplementary certificate from the Actuary showing the Company’s audited ABO to Forester and Forester’s widow at December 31, 1995 calculated on the basis of substituting the Final Payment defined in Section 2(b) hereof for the assumed Target Payment used in Section 4(c) and utilizing a discount rate of 7.75%. The difference, if any, between the amount deposited pursuant to Section 4(c) and the amount of the ABO calculated in accordance with this Section 4(d) shall be withdrawn from the Trust by the Company within seven days thereafter.

(e) Commencing with the year 1998, the Company shall deliver to Forester within 90 days after the end of that year and each subsequent year (i) a statement of assets and liabilities of the Trust as of the end of the respective year showing the individual assets at cost and at fair market value (the “Trust Statement”) and (ii) a certificate of the Actuary setting forth the amount required as of the last day of each year to fully fund the benefit payable under this SERP utilizing a discount rate of 7.75% (the “Full Funding Amount”). Such certificate shall set forth all actuarial assumptions used. To the extent that the Full Funding Amount exceeds the fair market value of the net assets shown on the Trust Statement as of the last day of each such year, the difference shall be deposited by the Company in the Trust in five substantially equal annual payments commencing seven days after delivery of the Actuary’s certificate for the respective year. To the extent that the fair market value of the net assets shown on the Trust Statement exceeds the Full Funding Amount, such excess may be used as an offset against any current and future payments due from prior years’ calculations. To the extent such fair market value of the net assets exceed 110% of the Full Funding Amount, such excess may be withdrawn by the Company. The Company shall promptly notify The Foresters of its decision to withdraw Trust assets in accordance with this Section 4(e).

(f) The Company shall pay the fees and expenses of the Actuary. The performance by the Company of its obligations under Sections 4(c), 4(d) and 4(e) hereof shall not relieve the Company of the obligation to make the payments to Forester and Forester’s widow set forth in Section 4(a) hereof.

5. If the Company breaches this 1995 Agreement and such breach continues uncured for more than 30 days after notice of such breach is given by Forester (“Notice of Breach”) the Company shall, in addition to any other amounts payable hereunder, pay to Forester within 30 days after the period for curing such breach has expired the then unpaid amount of consulting fees for the full unexpired term of the 1995 Agreement and the then unpaid balance of any payments referenced in Section 2(c) or (d) hereof. The Company shall also pay in full within 30 days after the period for curing such breach has expired all future premiums necessary to obtain a fully paid up life insurance policy with Commonwealth for the insurance coverage described in Section 1(b)(ii) hereof. For the full unexpired term of the 1995 Agreement commencing with the event of breach, the Company shall also continue Forester’s participation in all group insurance and medical expense reimbursement plans set forth in Section 1(b)(i) hereof and shall continue to provide him with, or reimburse him for the cost of, all perquisites provided to him prior to the event of breach.

6. If a Change in Control (as defined in Section 7 hereof) shall occur after the Effective Date, the Company shall satisfy all obligations set forth in Section 5 hereof, except that all payments required thereunder shall be made promptly after the Change in Control has occurred.

7. Except as provided below, for purposes of this 1995 Agreement a Change in Control shall be deemed to have occurred if:

(a) an event that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the 1934 Act, as in effect on the date hereof, occurs; or

(b) any person (other than any person who as of the date hereof is the beneficial owner of 10% or more of the Company’s voting securities) or group of persons acting in concert becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities or securities convertible into such amount of voting securities; or

(c) within two years after a tender offer or exchange offer, or as the result of a merger, consolidation, sale of substantially all of the Company’s assets or a contested election of the Board of Directors, or any combination of such transactions, the persons who were directors of the Company prior to the transaction do not constitute a majority of the Board of Directors of the Company or its successor; provided, however, that no such event shall be deemed to constitute a Change in Control if, but only if, two-thirds of the Prior Directors of the Company and the Successor Directors, if any, voting together, within five days after such Prior Directors receive notice of such event, adopt a resolution stating that such event, for purposes of this 1995 Agreement, shall not be deemed to constitute a Change in Control. For purposes of this 1995 Agreement, Prior Directors are those directors of the Company in office immediately prior to such event, and Successor Directors are successors to Prior Directors who were recommended to succeed Prior Directors by a majority of the Prior Directors then in office.

8. The Company hereby represents to Forester that, subject to the 1995 Agreement becoming effective:

(a) Forester hereby surrenders to the Company all stock options which are not exercisable prior to December 30, 1995 (the “Surrendered Options”). The Company hereby agrees to pay to Forester on January 2, 1996 an amount equal to (i) the difference between the weighted average exercise price of the Surrendered Options and the per share fair market value of the Company’s common stock on the date hereof multiplied by the number of shares of Company common stock subject to the Surrendered Options, minus (ii) the amount of $200,000. The per share fair market value of the Company’s common stock, for purposes of this provision, shall be the higher of (a) the closing sale price of the common stock as reported on the consolidated reporting system established pursuant to Section 11(a) of the Securities Exchange Act of 1934, as amended, or, if the common stock is not so reported, the closing sale price of the common stock on the principal exchange market for the common stock.

(b) The principal balance of and all accrued interest on any loans from the Company to Forester arising from the exercise of stock options by Forester prior to the Effective Date (the “Terminated Loans”) shall be repaid in full on January 2, 1996 pursuant to the following sentence. Concurrently with the repayment of the Terminated Loans, the Company shall lend to Forester an amount equal to the principal balance of and accrued interest on the Terminated Loans (which amount shall be used to repay such obligations) pursuant to replacement loan agreements which shall have the identical terms and conditions as the loan agreements relating to the Terminated Loans, except that the third paragraph of each replacement loan agreement shall read in its entirety as follows:

(i)	For all loans which contain a six-year maturity provision:

“The principal amount of the Loan will become due and payable on the first to occur of (i) the sixth anniversary of the date hereof and (ii) one year after the date of my death.”

(ii)	For that loan which contains a five-year maturity provision:

“The principal amount of the Loan will become due and payable on the first to occur of (i) the fifth anniversary of the date hereof and (ii) one year after the date of my death.”

(iii)	For that loan which contains a four-year maturity provision:

“The principal amount of the Loan will become due and payable on the first to occur of (i) the fourth anniversary of the date hereof and (ii) one year after the date of my death.”

(iv)	For all loans which contain a three-year maturity provision:

“The principal amount of the Loan will become due and payable on the first to occur of (i) the third anniversary of the date hereof and (ii) one year after the date of my death.”

Forester hereby consents and agrees to the actions referred to in this Section 8, and acknowledges that the Company is making no representation with respect to, and shall not in any way be responsible for, the tax consequences, if any, to Forester of such actions.

9. (a) Forester shall not at any time, either during or after the Consulting Period, directly or indirectly, disclose, publish or divulge to any person (except in furtherance of the Company’s business), or appropriate, use or cause, permit or induce any person to appropriate or use, any proprietary, secret or confidential information of the Company. If so requested by the Company, Forester shall, following termination of the Consulting Period, promptly deliver or return to the Company all materials of a proprietary, secret or confidential nature relating to the Company and any other property of the Company which may have theretofore been delivered to, or may then be in the possession or control of, Forester.

(b) Forester shall not, at any time during the Consulting Period or for a period of one year thereafter, in any manner or capacity engage or have any interest in any business directly competitive with any business in which the Company is engaged in the United States or any foreign country; provided, however, that Forester’s ownership of one percent or less interest in any company whose common stock is publicly traded shall not constitute prohibited competition for the purposes of this Section 9(b).

10. The Company shall reimburse Forester on demand for all expenses, including, without limitation, attorneys’, accountants’, actuaries’ and other experts’ fees and expenses, reasonably incurred by Forester at any time in connection with this 1995 Agreement, including, without limitation, in connection with defending the validity of, enforcing his rights under, or recovering amounts due or damages under this 1995 Agreement.

11. Any offer, notice, request or other communication hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or mailed by registered or certified mail, return receipt requested, addressed to the respective address of each party hereinafter set forth, or to such other address as each party may designate by a notice pursuant hereto, which change of address shall be effective upon receipt thereof:

If to the Company:

Anthony Industries, Inc.

4900 South Eastern Avenue

Los Angeles, CA 90040

Attention: Chief Executive Officer

If to Forester:

Mr. Bernard I. Forester

121 Fremont Place

Los Angeles, CA 90005

12. Subject to the terms of the following sentence, if any provision of this 1995 Agreement shall be held for any reason to be unenforceable, the remainder of this 1995 Agreement shall nevertheless remain in full force and effect. In the event that this 1995

Agreement is held to be void or voidable, or substantially all of its terms are otherwise held to be unenforceable, then (i) this 1995 Agreement shall be deemed voided, (ii) the 1991 Amended Agreement shall be deemed to remain in full force and effect, except that each reference in Section 4 thereof to 114.696 shall be deemed to be a reference to 129.872 (which the parties acknowledge was uncorrected error therein), (iii) the employment of Forester as Chief Executive Officer of the Company shall be deemed terminated by the Company in material breach of the terms of the 1991 Amended Agreement and (iv) the provisions of Section 6 of the 1991 Amended Agreement shall be deemed to apply to such termination and breach, except that with respect to Section 6(a) of the 1991 Amended Agreement, (A) the Basic Compensation payable to Forester pursuant to clause 6(a)(i)(x) shall be deemed to be $200,000 per year, (B) no incentive compensation shall be paid to Forester pursuant to clause 6(a)(i)(y) with respect to the 1996 and 1997 calendar years (but Forester shall be entitled to any unpaid incentive compensation with respect to prior years, plus the payment of incentive compensation for the 1995 calendar year in an amount equal to the amount of the highest incentive compensation award granted to Forester in respect of any year during the five calendar years immediately preceding the breach), and (C) no payments shall be made to Forester pursuant to clause 6(a)(ii). The waiver by The Foresters or the Company of a breach by the Company or Forester, as the case may be, of any provision of this 1995 Agreement shall not be deemed to be a waiver of any future breach of such provision or of any other provision, no matter how many such waivers The Foresters or the Company may grant.

13. This 1995 Agreement, including, without limitation, the provisions of this Section 13, shall be binding upon and inure to the benefit of, and shall be deemed to refer with equal force and effect to, any corporation or other successor to the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company. This 1995 Agreement shall not be assignable by the Company or any such successor, except to the corporate or other successor referred to in the preceding sentence. Forester may not assign, pledge or encumber his interest in this 1995 Agreement without the written consent of the Company. At Forester’s death, his widow shall become a third party beneficiary of Section 4 hereof with powers to enforce her benefits and rights thereunder or recover damages for the breach thereof.

14. Forester shall perform all services required under this 1995 Agreement personally and as an independent contractor to the Company. Forester shall not, while rendering such services, engage in any conduct inconsistent with his status as an independent contractor. Except as otherwise provided in this 1995 Agreement, Forester shall not enter into any commitments on behalf of the Company. Forester or Forester’s beneficiaries, as the case may be, shall be solely responsible for the payment of any and all local, state and federal taxes due in respect of amounts paid by the Company pursuant to this 1995 Agreement; provided, however, that the Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this 1995 Agreement. Forester’s status as a consultant under this 1995 Agreement shall not disqualify him from receiving benefits provided to non-employee directors of the Company generally to which he would otherwise be entitled, excluding benefits provided under the Directors’ SERP.

15. This 1995 Agreement contains the entire agreement and understanding between the Company and Forester with respect to the subject matter hereof and may not be changed, amended or terminated orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination or waiver is sought.

ANTHONY INDUSTRIES, INC.

By:	/s/ John J. Rangel
Authorized Signatory

/s/ B. I. Forester
B. I. FORESTER

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